Exhibit 99.1

Agree Realty Corporation Reports Second Quarter 2016 Results

BLOOMFIELD HILLS, Mich., July 25, 2016 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended June 30, 2016. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2016 Financial and Operating Highlights:

  Raised approximately $110.1 million in net proceeds from the issuance of 2.9 million common shares
  Increased Net Income attributable to the Company 3.9% to $10.7 million
  Increased Funds from Operations ("FFO) 23.8% to $13.8 million
  Increased Adjusted Funds from Operations ("AFFO") 24.3% to $13.7 million
  Increased rental revenue 23.6% to $19.9 million
  Invested $153.5 million in 36 retail net lease properties
  Announced three new developments or Partner Capital Solutions ("PCS") projects
  Declared a dividend of $0.48 per share, an increase of 3.2% over the dividend per share declared in the second quarter of 2015

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended June 30, 2016 increased 23.6% to $19.9 million, compared to total rental revenue of $16.1 million for the comparable period in 2015.

Total rental revenue for the six months ended June 30, 2016 increased 25.8% to $38.6 million, compared to total rental revenue of $30.7 million for the comparable period in 2015.

Net Income

Net income attributable to the Company for the three months ended June 30, 2016 increased 3.9% to $10.7 million, compared to $10.3 million for the comparable period in 2015. Net income per share attributable to the Company for the three months ended June 30, 2016 decreased 17.4% to $0.48, compared to $0.58 per share for the comparable period in 2015.

Net income attributable to the Company for the six months ended June 30, 2016 increased 9.0% to $18.1 million, compared to $16.6 million for the comparable period in 2015. Net income per share attributable to the Company for the six months ended June 30, 2016 decreased 10.8% to $0.85, compared to $0.95 per share for the comparable period in 2015.

Funds from Operations

FFO for the three months ended June 30, 2016 increased 23.8% to $13.8 million, compared to FFO of $11.1 million for the comparable period in 2015. FFO per share for the three months ended June 30, 2016 decreased 1.8% to $0.61, compared to FFO per share of $0.62 for the comparable period in 2015.

FFO for the six months ended June 30, 2016 increased 25.4% to $26.4 million, compared to FFO of $21.1 million for the comparable period in 2015. FFO per share for the six months ended June 30, 2016 increased 3.0% to $1.22, compared to FFO per share of $1.18 for the comparable period in 2015.

Adjusted Funds from Operations

AFFO for the three months ended June 30, 2016 increased 24.3% to $13.7 million, compared to AFFO of $11.0 million for the comparable period in 2015. AFFO per share for the three months ended June 30, 2016 decreased 1.4% to $0.61, compared to AFFO per share of $0.62 for the comparable period in 2015.

AFFO for the six months ended June 30, 2016 increased 25.4% to $26.5 million, compared to AFFO of $21.1 million for the comparable period in 2015. AFFO per share for the six months ended June 30, 2016 increased 3.0% to $1.22, compared to AFFO per share of $1.18 for the comparable period in 2015.

Dividend

The Company paid a cash dividend of $0.48 per share on July 15, 2016 to stockholders of record on June 30, 2016, a 3.2% increase over the $0.465 quarterly dividend declared in the second quarter of 2015. The quarterly dividend represents payout ratios of approximately 78.9% of FFO per share and 79.1% of AFFO per share, respectively.

CEO Comments

"We're extremely pleased with our performance during the quarter as we continue to strategically execute all phases of our business," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Throughout the quarter we invested in 36 high-quality retail net lease properties across our three external growth platforms. These investments were concentrated among industry-leaders in e-commerce resistant sectors. As we shift our focus to the second half of 2016, both our investment pipeline as well as our balance sheet are well-positioned to continue to execute our operating strategy and create value for our shareholders."

Portfolio Update

As of June 30, 2016, the Company's portfolio consisted of 326 properties located in 42 states and totaling 6.3 million square feet of gross leasable space. Properties ground leased to tenants accounted for 7.8% of annualized base rent.

The portfolio was approximately 99.6% leased, had a weighted-average remaining lease term of approximately 11.0 years, and generated approximately 46.1% of annualized base rents from investment grade tenants.

The table below provides a summary of the Company's portfolio as of June 30, 2016:

Property Type	Number of Properties	Annualized Base Rent (1)	Percent of Annualized Base Rent	Percent Investment Grade (2)	Weighted Average Lease Term

Retail Net Lease	294	$77,801	90.2%	42.8%	10.9 yrs
Retail Net Lease Ground Leases	29	6,691	7.8%	88.5%	13.2 yrs
Total Retail Net Lease	323	84,493	98.0%	46.4%	11.1 yrs
Total Portfolio	326	$86,243	100.0%	46.1%	11.0 yrs

Annualized base rent is in thousands; any differences are the result of rounding.
(1) Represents annualized straight-line rent as of June 30, 2016.
(2) Reflects tenants, or parent entities thereof, with investment grade credit ratings from Standard & Poor's, Moody's, Fitch and/or NAIC.

Acquisitions and Dispositions

Total acquisition volume for the second quarter of 2016 was approximately $151.5 million and included 34 assets net leased to a number of notable retailers operating in the discount apparel, home improvement, grocery, crafts and novelties, farm and rural supply, specialty retail, quick service restaurant, discount and auto service sectors. The properties are located in 15 states and leased to 23 distinct tenants operating across 15 retail sectors. These properties were acquired at a weighted-average cap rate of 7.8% and with a weighted-average remaining lease term of approximately 11.6 years.

During the quarter, the Company sold its Walgreens in Port St. John, Florida for approximately $7.3 million, or a 5.5% cap rate on in-place net operating income.

Development and Partner Capital Solutions

In the second quarter of 2016, the Company, through its PCS program, completed its previously announced Burger King in Farr West Utah. This project is part of the Company's previously announced partnership with Meridian Restaurants and has a total project cost of approximately $1.6 million.

Also within the quarter, the Company finalized its newly announced Family Fare Quick Stop in Marshall, Michigan. This project has a total project cost of approximately $0.4 million and is subject to a new 10-year ground lease.

The Company continues to execute on a number of active development and Partner Capital Solutions projects on behalf of industry-leading retail tenants, including the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Hobby Lobby	Springfield, OH	Build-to-Suit	15 Years	Q1 2016	Completed
Burger King(1)	Farr West, UT	Build-to-Suit	20 Years	Q2 2016	Completed
Family Fare Quick Stop	Marshall, MI	Ground Lease	10 Years	Q2 2016	Completed
Burger King(1)	Devils Lake, ND	Build-to-Suit	20 Years	Q3 2016	Under Construction
Wawa	Orlando, FL	Ground Lease	20 Years	Q3 2016	Under Construction
Chick-fil-A	Frankfort, KY	Ground Lease	20 Years	Q3 2016	Under Construction
Starbucks	North Lakeland, FL	Build-to-Suit	10 Years	Q1 2017	Under Construction
Texas Roadhouse	Mount Pleasant, MI	Ground Lease	15 Years	Q2 2017	Under Construction
Camping World	Tyler, TX	Build-to-Suit	20 Years	Q2 2017	Under Construction

(1) Franchise restaurants operated by Meridian Restaurants Unlimited, LC.

Leasing

During the second quarter of 2016 the Company executed new leases, extensions or options on over 20,000 square feet of gross leasable area throughout the existing portfolio. The Company has no remaining lease maturities in 2016.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of June 30, 2016:

Tenant	Annualized Base Rent (1)	Percent of Annualized Base Rent

Walgreens	$12,161	14.1%
Wal-Mart	4,224	4.9%
Lowe's	3,099	3.6%
Mister Car Wash	2,580	3.0%
Smart & Final	2,518	2.9%
Wawa	2,465	2.9%
CVS	2,463	2.9%
Academy Sports	1,982	2.3%
Rite Aid	1,886	2.2%
Dollar General	1,795	2.1%
Tractor Supply	1,791	2.1%
Hobby Lobby	1,786	2.1%
24 Hour Fitness	1,759	2.0%
BJ's Wholesale	1,709	2.0%
LA Fitness	1,694	2.0%
Taco Bell(2)	1,537	1.8%
Dollar Tree	1,427	1.7%
Burger King(3)	1,376	1.6%
Other(4)	37,991	43.8%
Total Top Tenants	$86,243	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1) Represents annualized straight-line rent as of June 30, 2016.
(2) Franchise restaurants operated by Charter Foods North, LLC.
(3) Franchise restaurants operated by Meridian Restaurants Unlimited, LC.
(4) Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of June 30, 2016:

Sector	Annualized Base Rent (1)	Percent of Annualized Base Rent

Pharmacy	$16,510	19.1%
Restaurants - Quick Service	5,887	6.8%
Grocery Stores	5,851	6.8%
Auto Service	4,711	5.5%
Discount Apparel	4,706	5.5%
Specialty Retail	4,000	4.6%
General Merchandise	3,956	4.6%
Warehouse Clubs	3,749	4.3%
Home Improvement	3,720	4.3%
Health & Fitness	3,562	4.1%
Sporting Goods	3,149	3.7%
Crafts and Novelties	2,865	3.3%
Convenience Stores	2,630	3.0%
Restaurants - Casual Dining	2,388	2.8%
Farm and Rural Supply	2,324	2.7%
Dollar Stores	2,280	2.6%
Auto Parts	2,257	2.6%
Other(2)	11,698	13.7%
Total Portfolio	$86,243	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1) Represents annualized straight-line rent as of June 30, 2016.
(2) Includes sectors generating less than 2.5% of annualized base rent.

Lease Expiration

The following table presents contractual lease expirations within the Company's portfolio as of June 30, 2016, assuming that no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2016	0	$0	0.0%	0	0.0%
2017	10	1,617	1.9%	114	1.8%
2018	15	2,257	2.6%	356	5.6%
2019	12	4,326	5.0%	372	5.9%
2020	17	2,521	2.9%	237	3.8%
2021	28	5,674	6.6%	354	5.6%
2022	19	4,077	4.7%	370	5.9%
2023	26	4,696	5.4%	437	6.9%
2024	33	8,151	9.5%	779	12.3%
2025	32	6,118	7.1%	436	6.9%
Thereafter	178	46,806	54.3%	2,864	45.3%
Total Portfolio	370	$86,243	100.0%	6,319	100.0%

Annualized base rent and gross leasable area are in thousands; any differences are the result of rounding.
(1) Represents annualized straight-line rent as of June 30, 2016.

Capital Markets and Balance Sheet

Capital Markets

On May 10, 2016, the Company announced it completed a follow-on public offering of 2,875,000 shares of common stock, which included the underwriters' full exercise of their option to purchase additional shares. Total net proceeds were approximately $109.7 million after deducting the underwriting discount and offering expenses.

During the three months ended June 30, 2016, the Company issued 15,156 shares of common stock under its at-the-market equity program ("ATM program"), realizing gross proceeds of approximately $0.6 million.

Subsequent to the end of the second quarter, on July 6, 2016 the Company announced it has entered into agreements for the issuance of $100 million of long-term, unsecured, fixed rate debt. The combined $100 million of unsecured financings will have a weighted average term of 10 years and a blended interest rate of 3.87%.

Balance Sheet

As of June 30, 2016, the Company's total debt to total enterprise value was approximately 25.2%. Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three and six months ended June 30, 2016, the Company's fully diluted weighted-average shares outstanding were 22.3 million and 21.4 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2016 were 22.2 million and 21.3 million, respectively.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of June 30, 2016, there were 347,619 operating partnership units outstanding and the Company held a 98.6% interest in the operating partnership.

2016 Outlook

The Company's outlook for acquisition volume in 2016, which assumes continued growth in economic activity, positive business trends and other significant assumptions, remains between $250 and $275 million of high-quality retail net lease properties.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, July 26, 2016 at 11:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website. A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 330 properties, located in 42 states and containing approximately 6.4 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of July 25, 2016. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except per share data)

	June 30, 2016	December 31, 2015
Assets:	(Unaudited)
Real Estate Investments:
Land	$ 284,938	$ 225,274
Buildings	628,219	526,912
Accumulated depreciation	(62,944)	(56,401)
Property under development	4,091	3,663
Net real estate investments	854,304	699,448
Cash and cash equivalents	4,035	2,712
Accounts receivable - Tenants, net of allowance of $35 for possible losses at June 30, 2016 and December 31, 2015, respectively	9,974	7,418
Unamortized Deferred Expenses:
Credit facility financing Costs, net of accumulated amortization of $1,637 and $1,532 at June 30, 2016 and December 31, 2015, respectively	438	506
Leasing costs, net of accumulated amortization of $599 and $554 at June 30, 2016 and December 31, 2015, respectively	1,140	664
Lease intangibles, net of accumulated amortization of $14,290 and $10,578 at June 30, 2016 and December 31, 2015, respectively	100,511	76,552
Other assets	2,702	2,570
Total Assets	$ 973,104	$ 789,870

Liabilities:
Mortgage notes payable, net	$ 90,464	$ 100,359
Unsecured Term Loans, net	99,418	99,156
Senior Unsecured Notes, net	99,197	99,390
Unsecured Revolving Credit Facility	98,000	18,000
Dividends and Distributions Payable	11,513	9,758
Deferred Revenue	309	540
Accrued Interest Payable	878	963
Accounts Payable and Accrued Expense:
Capital Expenditures	289	122
Operating	5,734	3,927
Interest Rate Swaps	7,815	3,301
Deferred Income Taxes	705	705
Tenant Deposits	94	29
Total Liabilities	414,416	336,250

Stockholders' Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 23,637,843 and 20,637,301 shares issued and outstanding, respectively	2	2
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	595,106	482,514
Dividends in excess of net income	(31,137)	(28,262)
Accumulated other comprehensive loss	(7,669)	(3,130)
Total Stockholders' Equity - Agree Realty Corporation	556,302	451,124
Non-controlling interest	2,386	2,496
Total Stockholders' Equity	558,688	453,620
Total Liabilities and Stockholders' Equity	$ 973,104	$ 789,870

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues
Minimum rents	$ 19,912	$ 15,972	$ 38,403	$ 30,526
Percentage rents	7	141	190	151
Operating cost reimbursement	1,934	1,098	3,523	2,276
Other income	(9)	8	(48)	10
Total Revenues	21,844	17,219	42,068	32,963

Operating Expenses
Real estate taxes	1,438	863	2,561	1,626
Property operating expenses	929	416	1,501	987
Land lease payments	163	137	327	269
General and administrative	2,042	1,744	4,087	3,412
Depreciation and amortization	5,665	4,117	10,750	7,671
Total Operating Expenses	10,237	7,277	19,226	13,965

Income from Operations	11,607	9,942	22,842	18,998

Other (Expense) Income
Interest expense, net	(3,497)	(2,933)	(7,146)	(5,394)
Gain on sale of assets	2,718	3,456	2,718	3,535
Loss on debt extinguishment	-	-	-	(180)

Net Income	10,828	10,465	18,414	16,959

Less Net Income Attributable to Non-Controlling Interest	167	201	292	327

Net Income Attributable to Agree Realty Corporation	$ 10,661	$ 10,264	$ 18,122	$ 16,632

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$ 0.48	$ 0.59	$ 0.85	$ 0.95
Diluted	$ 0.48	$ 0.58	$ 0.85	$ 0.95

Other Comprehensive Income
Net income	$ 10,828	$ 10,465	$ 18,415	$ 16,959
Other Comprehensive Income (Loss)	(1,677)	1,621	(4,613)	(391)
Total Comprehensive Income	9,151	12,086	13,802	16,568
Comprehensive Income Attributable to Non-Controlling Interest	(140)	(232)	(219)	(319)
Comprehensive Income Attributable to Agree Realty Corporation	$ 9,011	$ 11,854	$ 13,583	$ 16,249

Weighted Average Number of Common Shares Outstanding - Basic	22,186	17,539	21,316	17,458
Weighted Average Number of Common Shares Outstanding - Diluted	22,265	17,587	21,385	17,511

Agree Realty Corporation
Reconciliation of Net Income to FFO and Adjusted FFO
($ in thousands, except per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Net income	$ 10,828	$ 10,465	$ 18,414	$ 16,959
Depreciation of real estate assets	3,595	2,922	6,957	5,478
Amortization of leasing costs	24	29	47	58
Amortization of lease intangibles	2,027	1,150	3,712	2,103
(Gain) loss on sale of assets	(2,718)	(3,456)	(2,718)	(3,535)
Funds from Operations	$ 13,756	$ 11,110	$ 26,412	$ 21,063
Straight-line accrued rent	(656)	(608)	(1,305)	(1,206)
Deferred revenue recognition	(116)	(116)	(232)	(232)
Stock based compensation expense	601	521	1,309	1,045
Amortization of financing costs	122	117	239	225
Non-real estate depreciation	19	15	34	31
Debt extinguishment costs	-	-	-	180
Adjusted Funds from Operations	$ 13,726	$ 11,039	$ 26,457	$ 21,106

FFO per common share - Basic	$ 0.61	$ 0.62	$ 1.22	$ 1.18
FFO per common share - Diluted	$ 0.61	$ 0.62	$ 1.22	$ 1.18

Adjusted FFO per common share - Basic	$ 0.61	$ 0.62	$ 1.22	$ 1.19
Adjusted FFO per common share - Diluted	$ 0.61	$ 0.62	$ 1.22	$ 1.18

Weighted Average Number of Common Shares and Units Outstanding - Basic	22,533	17,887	21,663	17,805
Weighted Average Number of Common Shares and Units Outstanding - Diluted	22,613	17,935	21,733	17,859

Supplemental Information:
Scheduled principal repayments	$ 728	$ 683	$ 1,448	$ 1,360
Capitalized interest	6	2	13	3
Capitalized building improvements	29	-	29	-

Non-GAAP Financial Measures

FFO
The Company considers the non-GAAP measures of FFO and FFO per share/unit)to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurement does not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted FFO
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Any differences a result of rounding.

CONTACT: Matthew M. Partridge, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190